EXHIBIT 23.4


                      Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the Inrange Technologies Corporation 2000 Stock Compensation Plan and the Inrange Technologies Corporation Employee Stock Purchase Plan of our report dated March 31, 1998, except for Note 11, as to which the date is June 29, 2000, with respect to the combined financial statements of Inrange Technologies Corporation, as defined in Note 1, included in the Registration Statement (Form S-1 No. 333-38592), filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 21, 2000